Exhibit 99.1

IFF ANNOUNCES CEO SUCCESSION PLAN

Doug Tough to Step Down as CEO Effective September 1, 2014 and Remain on Board as Chairman;

Andreas Fibig, Senior Bayer Executive and IFF Board Member, to Assume CEO Role

New York, NY, May 28, 2014 – IFF Inc. (NYSE: IFF), a leading global creator of flavors and fragrances used in an array of consumer products, today announced that Doug Tough will be stepping down as Chief Executive Officer, effective September 1, 2014. The Company’s Board of Directors has selected Andreas Fibig, a member of IFF’s Board of Directors since 2011, to succeed Mr. Tough as of that date. Mr. Tough, 64, will continue to serve as Chairman of IFF’s Board of Directors after September 1st for a period to be determined. At such time, Mr. Fibig will assume the additional role of Chairman of the Board.

Mr. Fibig, 52, is a highly accomplished global business leader with significant experience overseeing an international business portfolio and expertise in emerging markets. Since 2008, he has served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, where he has driven meaningful organic growth and its successful acquisition strategy. Prior to joining Bayer, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., including as Senior Vice President in the US Pharmaceutical Operations group and as President, Latin America, Africa and Middle East. He also held positions with Pharmacia GmbH and Boehringer Ingelheim GmbH.

Mr. Tough commented, “The Board and I are delighted that Andreas will become IFF’s next CEO. He brings the right combination of experience and skills to lead IFF’s continued growth and build on our success in leveraging our geographic reach, strengthening our innovation platform and maximizing our business portfolio. He has led businesses with an international footprint similar to ours, has firsthand experience in key emerging markets where we see further opportunity, and understands the critical importance of science-based research in driving innovation and competitiveness. In addition, we have valued his insightful contributions as a Board member over the past three years, particularly with respect to matters of international business, product development and strategic planning. I look forward to working closely with Andreas in the coming months on a smooth, seamless leadership transition.”

Mr. Fibig said, “I am deeply honored to have been chosen to succeed Doug and to take the reins at this exciting time in IFF’s history. With its global reach, strong innovation pipeline and market position, IFF has established an enviable track record and is well-positioned for the future. The Company’s cutting-edge research and development, consumer insight and creative expertise continue to provide an exceptional foundation for strong customer partnerships around the world. From my vantage point on the Board, I know IFF has an incredibly talented and dedicated team, and I look forward to collaborating with them to build on the Company’s positive momentum, capitalize on new opportunities and deliver continued growth and increased value for our shareholders, customers and business partners.”

Arthur Martinez, IFF’s Lead Director, added, “Doug has been an outstanding leader for IFF at a critical time in the Company’s 125 year history. During his tenure, the Company has sharpened its strategic focus and achieved remarkable results, expanding its business base, delivering top-line growth and increased profitability, and generating strong shareholder returns. In fact, since 2010, the Company’s annual net income has increased by a compound annual growth rate of 11% on average annual local currency sales growth of 4% to 6%, in line with our long-term targets; while total return to shareholders has increased by approximately 125%. Doug will be leaving IFF in excellent shape with an exceptionally strong global organization. His focus on Economic Profit helped increase the profitability of the Company’s portfolio. We are grateful for his many contributions to the Company and wish him all the best for the future.”

Mr. Tough added, “It has been a privilege to be associated with the great people of IFF for the last five years. Together, we’ve accomplished so much, putting IFF in excellent shape for the future with a sharper strategic focus, stronger international reach, an exceptional R&D pipeline, significantly higher sales and profitability, and an outstanding global team and senior operating committee. This is good news for IFF, our customers, employees and shareholders.”

Mr. Tough has served as Chairman and CEO since March 2010. Previously, he served as CEO and Managing Director of Ansell Limited, a global leader in healthcare barrier protection, from 2004 until March 2010. Mr. Tough joined the IFF Board in 2008 and served as non-Executive Chairman from October 2009 until he became CEO. Prior to joining Ansell, Mr. Tough was employed for 17 years by Cadbury Schweppes Plc., a major food and beverage company, where he served in a variety of executive positions throughout North America and the rest of the world.

About International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc. (NYSE:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

International Flavors & Fragrances Inc.

Contact:

Shelley Young, 212-708-7271

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